UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 15, 2014

Banc of California, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman Ave, Suite 900

Irvine, California 92612

(Address of principal executive offices)

(949) 236-5211

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Common Stock Offering.  On May 15, 2014, Banc of California, Inc., a Maryland corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as representative of the several underwriters (collectively, “Underwriters”) listed in Schedule A thereto, pursuant to which the Company agreed to sell to the Underwriters 5,150,000 shares of the Company’s voting common stock, par value $0.01 per share (the “Common Stock”), at a public offering price of $9.78 per share, upon the terms and conditions set forth in the Underwriting Agreement (the “Common Stock Offering”). The Underwriting Agreement also granted the Underwriters a 30-day option to purchase up to an additional 772,500 shares of Common Stock, which was exercised in full on May 20, 2014. The Company has made certain customary representations, warranties and covenants in the Underwriting Agreement. The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). On May 21, 2014, the Company closed the Common Stock Offering and completed the sale of 5,922,500 shares of Common Stock.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

The Company estimates that the net proceeds from the Common Stock Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $53.7 million. The Company intends to use the net proceeds from the Common Stock Offering, together with the net proceeds from the sale of the Units described below, to finance its previously announced pending acquisition of 20 California branches from Popular Community Bank and for general corporate purposes.

The shares sold in the Common Stock Offering have been registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-192518) (the “Registration Statement”). The material terms of the offer and sale of the shares of Common Stock are described in the Company’s final prospectus supplement, dated May 15, 2014 and as filed with the SEC on May 19, 2014, pursuant to Rule 424(b)(5) under the Securities Act, which supplements the Company’s prospectus, dated February 12, 2014, contained in the Registration Statement.

Units Offering.  On May 15, 2014, the Company also entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch relating to a public offering of 1,200,000 8.00% tangible equity units (the “Units”), each with a stated amount of $50.00, upon the terms and conditions set forth in the Purchase Agreement (the “Units Offering”). Pursuant to the terms of the Purchase Agreement, the Company granted Merrill Lynch an option to purchase up to 180,000 additional Units, which was exercised in full on May 20, 2014. The Company has made certain customary representations, warranties and covenants in the Purchase Agreement. The Company also has agreed to indemnify Merrill Lynch against certain liabilities, including liabilities under the Securities Act. On May 21, 2014, the Company closed the Units Offering and completed the sale of 1,380,000 Units.

Each Unit is comprised of (i) a prepaid stock purchase contract (each a “Purchase Contract”) that will be settled by delivery of a number of shares of Company Common Stock to be determined pursuant to the Purchase Contract Agreement (as defined below) and (ii) a junior subordinated amortizing note due May 15, 2017 (each an “Amortizing Note”) that has an initial principal amount of $10.604556 per Amortizing Note, bears interest at a rate of 7.50% per annum and has a scheduled final installment payment date of May 15, 2017.

Purchase Contracts

In connection with the issuance of the Units, the Company entered into a Purchase Contract Agreement (the “Purchase Contract Agreement”), dated as of May 21, 2014, with U.S. Bank National Association, as purchase contract agent for the holders of the Purchase Contracts and as trustee under the Indenture (as defined below).

Unless settled earlier at the Unit holder’s (or Purchase Contract holder’s, if the applicable Unit has been separated into its constituent Purchase Contract and Amortizing Note as described below) option or the Company’s option, on May 15, 2017 (subject to postponement in certain limited circumstances), each Purchase Contract will automatically settle, and the Company will deliver a number of shares of Common Stock based on the applicable market value of the Common Stock, which is the average of the daily volume weighted average prices of the Company’s Common Stock on each of the 20 consecutive trading days (as defined in the Purchase Contract Agreement) ending on the third trading day immediately preceding May 15, 2017:

—	if the applicable market value is equal to or greater than $11.247 per share (subject to adjustment in accordance with the terms of the Purchase Contract Agreement) (the “threshold appreciation price”), the holder will receive 4.4456 shares of Common Stock;

—	if the applicable market value is greater than $9.78 per share but less than $11.247 per share (subject to adjustment in accordance with the terms of the Purchase Contract Agreement), the holder will receive a number of shares of Common Stock equal to (1) $50.00 divided by (2) the applicable market value; and

—	if the applicable market value is less than or equal to $9.78 per share, the holder will receive 5.1124 shares of Common Stock.

The initial minimum settlement rate is approximately equal to (1) the Unit stated amount of $50.00 divided by (2) the initial threshold appreciation price of $11.247 per share. The initial maximum settlement rate is approximately equal to (1) the Unit stated amount of $50.00 divided by (2) the initial reference price of $9.78 per share.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding May 15, 2017, any holder of a Purchase Contract may settle its Purchase Contract early, and the Company will deliver to such holder a number of shares of Common Stock equal to the minimum settlement rate as determined under the Purchase Contract Agreement. In addition, if a “fundamental change” (as defined in the Purchase Contract Agreement) occurs and the Purchase Contract holder elects to settle its Purchase Contract early in connection with such fundamental change, such holder will receive a number of shares of Common Stock based on the fundamental change early settlement rate, as determined under the Purchase Contract Agreement.

The Company may elect to settle all outstanding Purchase Contracts early by delivering 5.1124 shares of Common Stock to each holder of a Unit or Purchase Contract, if separated from its related Unit

(or, under certain circumstances described in the Purchase Contract Agreement, by delivering 4.4456 shares to each holder of a Unit or Purchase Contract, if separated from its related Unit). If the Company elects to settle the Purchase Contracts early, the holders of the Amortizing Notes will have the right to require the Company to repurchase the Amortizing Notes. Except for cash payments in lieu of fractional shares, and except after certain merger events, the Purchase Contract holders will not receive any cash payments under the Purchase Contracts.

Amortizing Notes

The Amortizing Notes were issued under an Indenture, dated May 21, 2014 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 21, 2014 (the “Supplemental Indenture” and, the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”), each between the Company and U.S. Bank National Association, as trustee.

On each August 15, November 15, February 15 and May 15, commencing on August 15, 2014, the Company will pay holders of Amortizing Notes equal quarterly cash installments of $1.00 per Amortizing Note (or, in the case of the installment payment due on August 15, 2014, $0.933333 per Amortizing Note) (such installments, the “installment payments”), which installment payments in the aggregate will be equivalent to a 8.00% cash distribution per year with respect to each $50.00 stated amount of Units. Each installment payment will constitute a payment of interest (at a rate of 7.50% per annum) and a partial repayment of principal on each Amortizing Note, allocated as set forth in the amortization schedule provided in the Indenture. The Company will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions described in the Purchase Contract Agreement, so long as such deferral period does not extend beyond May 15, 2019.

The Indenture contains certain covenants by the Company, including a covenant that limits the Company’s ability to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets. The Indenture also contains customary events of default which, in the case of certain bankruptcy-related events of default, would permit the holders of the Amortizing Notes to declare those Amortizing Notes to be immediately due and payable.

Each Unit may be separated into its constituent Purchase Contract and Amortizing Note after the initial issuance date of the Units, and the separate components may be combined to create a Unit, in each case in accordance with the terms of the Purchase Contract Agreement.

The Company does not intend to apply for a listing of the Units, the separate Purchase Contracts or the separate Amortizing Notes on any securities exchange or automated inter-dealer quotation system.

The sale of the Units was made pursuant to the Company’s Registration Statement. The material terms of the offer and sale of the Units are described in the Company’s final prospectus supplement, dated May 15, 2014 and as filed with the SEC on May 19, 2014, pursuant to Rule 424(b)(5) under the Securities Act, which supplements the Company’s prospectus, dated February 12, 2014 and contained in the Registration Statement.

The Company estimates that the net proceeds from the issuance of the Units, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $64.6 million. The Company intends to use the net proceeds from the issuance of the Units, together with the net proceeds from the Common Stock Offering, to finance its previously announced pending acquisition of 20 California branches from Popular Community Bank and for general corporate purposes.

The foregoing descriptions of the Purchase Agreement, the Purchase Contract Agreement, the Indenture and the related instruments and transactions associated therewith do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the agreements and instruments, each of which is attached hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

This Current Report on Form 8-K is being filed, in part, for the purpose of filing the documents attached as exhibits hereto as exhibits to the Registration Statement in connection with the issuance of the shares of Common Stock in the Common Stock Offering and the Units in the Units Offering, and such exhibits are hereby incorporated by reference into the Registration Statement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  The exhibits listed on the Exhibit Index accompanying this Current Report on Form 8-K are filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 21, 2014

BANC OF CALIFORNIA, INC.

By:	/s/ Richard Herrin
	Name:	Richard Herrin
	Title:	Executive Vice President, Chief Administrative Officer and Corporate Secretary

EXHIBIT INDEX

Number	Description

1.1	Underwriting Agreement, dated as of May 15, 2014, by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and each of the other underwriters named in Schedule A thereto, pertaining to the Common Stock Offering.

1.2	Purchase Agreement, dated as of May 15, 2014, by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pertaining to the Units Offering.

4.1	Purchase Contract Agreement, dated May 21, 2014, between the Company and U.S. Bank National Association.

4.2	Indenture, dated May 21, 2014, between the Company and U.S. Bank National Association.

4.3	First Supplemental Indenture, dated May 21, 2014, between the Company and U.S. Bank National Association.

4.4	Form of Unit (included in Exhibit 4.1).

4.5	Form of Purchase Contract (included in Exhibit 4.1).

4.6	Form of Note (included in Exhibit 4.3).

5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP regarding the validity of the shares of Common Stock issued in the Common Stock Offering.

5.2	Opinion of Silver, Freedman, Taff & Tiernan LLP regarding the validity of the shares to be issued in connection with the Units.

5.3	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the Units issued in the Units Offering.

23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibit 5.1).

23.2	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibit 5.2).

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.3).